Exhibit 10.14

Kimberly K. Bors / Vice President
Global Human Resources &
Corporate Communications
IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, IL 60062-2745
847-498-7070

January 14, 2008
Revised January 17, 2008
Mr. Eric D. Ashleman
3367 Piazza Lane
Edwardsville, IL 62025

Dear Eric:

We are pleased to offer you the position of President, Gast, a unit of IDEX Corporation, based in Benton Harbor, Michigan, and reporting directly to Brad Speigel. The following terms apply to this offer:

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Your annual base salary will be $240,000, payable on a biweekly basis at the rate of $9,230.77 per pay period. You will be eligible for a review of your salary with consideration for an increase in January 2009.

While we hope that you have a long and mutually beneficial relationship, your employment is considered “at will” and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time.

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You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides annual incentive earnings opportunity based on business unit and personal performance. You will be placed in Salary Range 22, which means your target level of incentive compensation will be 50% of your annual base pay in effect at the beginning of the plan year. The actual pay-out under the plan could be more or less than the target level and will depend on Gast’s performance and your performance. Enclosed is a copy of the IDEX MICP plan document.

For the 2008 MICP plan year, you will be eligible for a prorated award based on the portion of the year you are employed by IDEX.

•
You will be eligible for the full range of ChoiceComp benefits: IDEX Defined Contribution Retirement Plan, IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. Summaries of these plans are enclosed. You will also be included in the IDEX Supplemental Executive Retirement Plan which provides restoration of retirement and 401(k) benefits beyond the qualified plan limitation set by the IRS.

•	You are eligible for a car allowance of $1,100 per month.

•	You will be eligible for three (3) weeks of vacation annually.

•	You will be eligible to participate in the IDEX Deferred Compensation Plan which provides an alternative to defer income and subsequent earnings on that income until after retirement.

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Subject to approval from our Board of Directors, you will be eligible for equity grants in the form of a combination of stock options and restricted shares under the IDEX Incentive Award Plan at our annual grant in April. These annual awards are currently targeted at a value of 50% of base salary. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

The initial price at which these awards are granted will be the closing price of IDEX common stock on the day of the grant date. When granted, we will provide you with a grant agreement, and ask that you sign the agreement and complete a beneficiary designation form.

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You will be eligible for select provisions of the IDEX moving policy, including reimbursement of realtor commissions and closing costs on the sale of your current Edwardsville, Illinois through our third-party home sale assistance provider under the Buyer Value Option (BVO), reimbursement of closing costs and fees involved in the purchase of a Toledo, Ohio-area home, and payment of household goods moving expenses.

This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening.

At IDEX, we have a strong standard of conduct and ethics policy. Immediately upon accepting employment, you will be required to go through on-line training on this policy and will abide by it.

The company does require that all new salaried employees agree to and sign an Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement. Two copies are enclosed. Please sign and return one copy and maintain the second copy for your file.

Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

Eric, we have discussed the importance of the Gast business to IDEX and some of the critical challenges that the team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of Gast and IDEX, and that this position can be a positive professional step for you.

Sincerely,
/s/ Kimberly Bors

/s/ Eric D. Ashleman		1/21/2008
Acceptance		Date
Eric D. Ashleman

KKB/jlk

C: B.A. Spiegel

Enclosures:

•	MICP Plan Document

•	Employee Confidentiality Information, Work Product, Non-Disclosure and Non-Solicitation Agreement - Exhibit A

•	ChoiceComp Benefit Brochure

•	Drug and alcohol Abuse-Screening Test Locations

•	Background Investigation Authorization Form

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

PERSONAL AND CONFIDENTIAL

February 12, 2014
Eric Ashleman
30040 Morningside Drive
Perrysburg, Ohio 43551

Dear Eric:

In your role as Group Vice President, I am pleased to inform you of the following changes to the terms which apply to your employment with IDEX:

•	The changes are effective March 2, 2014.

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You are eligible to enroll in the Executive Long Term Disability program which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTD plan that is in place for employees.

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In the event of a “Change in Control”, as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination.

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If, in the future, your employment with IDEX Corporation is terminated, without cause (“cause” defined as willful misconduct or fraudulent behavior), IDEX will pay you up to twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for a signed release. Such benefit will not be applicable in the event of your voluntary termination.

Eric, thank you for the contributions you have made to the IDEX team. I am confident that your leadership skills can continue to make a significant contribution to the success of IDEX.

Sincerely,
/s/ Andrew Silvernail
Chief Executive Officer

/s/ Eric Ashleman		3/4/2014
Acceptance		Date
Eric Ashleman